Exhibit 99.1

Diligent Fourth-Quarter and Full-Year 2012 Update

Shows Record Annual Revenues, New Sales and Cash Balances

-- Fourth-quarter revenues were $US 13.6 million; full-year revenues increased 143% to $US 43.7 million --

-- New sales were $US 6.4 million for fourth quarter and $US 26.3 million for full year --

-- Cash-flow position increased by $US 7.8 million in fourth quarter to $US 33.4 million --

NEW YORK; January 22, 2013 -- Diligent Board Member Services (NZX: DIL) (www.boardbooks.com) reported its results for the fourth quarter and 2012 full year, ended December 31, 2012, with record annual revenues, new sales and cash balances.

Diligent produced revenue of $US 13.6 million for the fourth quarter 2012 and totaled $US 43.7 million for the full year 2012, an increase of 143% compared to the prior year. New sales for the fourth quarter of 2012 were $US 6.4 million, increasing total new sales for fiscal year 2012 to $US 26.3 million.

It was a record year for new sales with a 66% increase over the $US 15.9 million of new sales for fiscal year 2011. Of note, the Asia/Pacific region experienced exceptional growth during the quarter with new sales increasing 398% compared to fourth quarter 2011. Client upgrades, a valuable source of new sales, totaled $US 1.8 million for the fourth quarter of 2012 and $US 6.8 million for full year 2012. Cumulative sales materially increased from $US 25.7 million at end 2011 to $US 52.3 million at end 2012, an increase of 103%.

Alex Sodi, Diligent’s president and CEO, said, “We are extremely pleased with our results for 2012. Revenue growth was driven by consistently increasing demand for the Diligent Boardbooks secure iPad app, and the success of our recurring revenue model. Revenue growth was also driven by our client retention rate of 97% for full year 2012, among the best for software-as-a-service companies.”

“These significant new business milestones in the fourth quarter and full year 2012 emphasize Diligent’s position as a market leader. We serve more boards and users than any other provider in the board portal category worldwide,” he added.

During the fourth quarter, Diligent signed a total of 193 net new client agreements compared to 203 in the same quarter last year. Net new client agreements for the full year 2012 were 782 compared to 570 for the full year 2011. Diligent now services 252 Fortune 1000 companies and 14% of NYSE listed companies, of which 36 were added in the fourth quarter 2012. Its clients include 1,808 public and private companies, with over 2,571 boards and almost 52,000 users worldwide.

Diligent’s operating margins and cash flow have continued to improve throughout 2012, as evidenced by a cash-flow position at the end of the fourth quarter that increased by $US 7.8 million to $US 33.4 million compared to $US 9.0 million at the end of the fiscal year 2011. In addition, Diligent’s Board of Directors declared a cash dividend of US$0.011 per share on its Series A Preferred Stock.

For the full Quarterly Update for fourth quarter 2012 visit http://www.boardbooks.com/nz-shareholders/.

About Diligent Board Member Services, Inc. (NZX: DIL) www.boardbooks.com

Over 2,500 boards and almost 52,000 individual directors, executives and board teams worldwide rely on Diligent Board Member Services, Inc. to speed and simplify how board materials are produced, delivered and reviewed. Providing the world's most widely used secure board portal, Diligent has pioneered ease of use, stringent security, and superior training and support since 2001. We serve 252 of the US Fortune 1000, 129 of the TSX, 33 of the FTSE100 and a variety of private firms, not-for-profits and government agencies globally. Diligent is a public company with annual revenues of $US 43.7 million. Our ranking in the 2012 Deloitte Technology Fast 500 places us among the fastest growing technology companies in America. Offices are located in New York (corporate headquarters), Montreal, London, Sydney, Melbourne, Christchurch, Singapore and Hong Kong.

Diligent Boardbooks® is a registered trademark of Diligent Board Member Services, Inc. with all rights reserved. ©2012 Diligent Board Member Services, Inc.

Note: In addition to historical information, this release contains “forward-looking statements.” The words “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements included herein are made only as of the date of this release, and we do not undertake any obligation, other than as required by law or regulation, to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact:

Susanna Parry-Hoey

Diligent Board Member Services, Inc.

+1 347-226-1221

sparryhoey@boardbooks.com

Investor Relations Contact:

Sonya Joyce

Diligent Board Member Services, Inc.

+64 21 404 206

sjoyce@boardbooks.com

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